Exhibit 10
                         [LETTERHEAD OF PIPER & MARBURY]



                                    December 28, 1995



The Lipper Funds, Inc.
101 Park Avenue
New York, New York 10178

Ladies and Gentlemen:

          As special Maryland counsel to The Lipper Funds, Inc., a Maryland corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 10,000,000,000 shares of Common Stock of the Corporation, of which 3,333,333,333 shares are initially classified as a series of Common Stock designated as "Lipper High Income Bond Fund Series", 3,333,333,333 shares are initially classified as a series of Common Stock designated as "Lipper U.S. Equity Fund Series" and 3,333,333,334 shares are initially classified as a series of Common Stock designated as "Lipper Europe Equity Fund Series" (the "Shares") authorized by its charter, we have examined the Articles of Amendment and Restatement of the Corporation filed with the Maryland State Department of Assessments and Taxation (the "SDAT") on December 27, 1995 (as corrected by the Certificate of Correction filed with the SDAT on December 28, 1995) which further classifies the "Lipper High Income Bond Fund Series" and the "Lipper U.S. Equity Fund Series" into three classes designated as "Premier Shares," "Retail Shares" and "Group Retirement Plan Shares" consisting of 1,111,111,111 shares each and the "Lipper Europe Equity Fund Series" into three classes designated as "Premier Shares," "Retail Shares" and "Group Retirement Plan Shares" consisting of 1,111,111,111 shares, 1,111,111,111 shares and 1,111,111,112 shares respectively; the By-Laws of the Corporation; minutes of the proceedings of the Corporation's Board of Directors authorizing the organization of the Corporation, the issuance of its outstanding capital stock, and designating the Shares to be further classified as "Premier Shares," "Retail Shares" and "Group Retirement Plan Shares." We have additionally examined the Certificate of Corporate Officer dated the date hereof (the "Certificate"). In rendering our opinion, we are relying on the Certificate and have made no independent investigation or inquiries as to the matters set forth therein.

          Based on our examination, we advise you that in our opinion the Shares to be issued by the Corporation have been duly and validly authorized and upon their issuance upon the terms set forth in the Registration Statement on Form N-1A of the Corporation filed with the Securities and Exchange Commission, will be legally issued, fully paid and non-assessable.
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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus.

                                    Very truly yours,


                                    /s/ Piper & Marbury